EXHIBIT 10.6

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT (this "Agreement") entered into as of June 28, 2002, by and among FIRST FARMERS & MERCHANTS NATIONAL BANK, COLUMBIA, TENNESSEE, a national banking association (the "Employer"), and Berry Brooks, an individual resident of the State of Tennessee (the "Employee").

WHEREAS, the Employee seeks employment on an at-will basis from Employer, but desires to obtain a contractual agreement regarding compensation to be paid Employee in the event that his employment is terminated following a "Change in Control" (as defined below); and

WHEREAS, the Employer is willing to provide for such compensation in exchange for Employee's acceptance of certain non-competition and non-solicitation obligations set forth herein, and

WHEREAS, the parties desire by this writing to set forth these aspects of the proposed at-will employment relationship of the Employer and the Employee.

NOW, THEREFORE, in consideration of the foregoing and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is AGREED as follows:

1.Employment. Employee shall be employed by Employer as an at-will employee, and shall serve at Employer's pleasure and subject to terms and conditions established by Employer except for the matters expressly addressed by this Agreement. Employee acknowledges and agrees that: (i) his employment is at-will and may be terminated at any time without notice, and (ii) nothing in this Agreement or in the course of dealing with Employer shall alter this at-will employment status, which may be altered only by a separate written contract duly authorized by the Employer and executed by the Chief Executive Officer of the Employer. The Employee acknowledges that his legal ability to perform the services contemplated by this Agreement is subject to the laws, rules, and regulations applicable to federally insured national banking associations and that all provisions hereof are subject to such laws, rules, and regulations.

2.Change in Control. If a Change in Control occurs within five (5) years of the date of this Agreement and Employee is terminated without "Just Cause" within five (5) years after the occurrence of a Change in Control (each as defined below), Employee shall be entitled to a lump sum payment upon termination equal to 60 months of monthly base salary minus the number of months for which he has received compensation since the Change in Control, which right shall be independent of Employer's legal obligations to Employee, if any, regarding other employee benefits. For purposes of this Agreement, "Change in Control" shall occur if, at any time, either (1) any "person" (as such term is used in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner, directly or indirectly, of more than 50% of the combined voting power of First Farmer's and Merchants Corporation's ("FFMC") voting securities, or (2) all or substantially all of the assets of First Farmers & Merchants Corporation, Employee's parent ("FFMC"), are sold or transferred by sale, merger or otherwise, except in a transaction where both (i) 50% or more of the voting power of the receiving or resulting corporation is owned directly or indirectly by shareholders who were shareholders of FFMC immediately prior to such transaction, and (ii) members of the Board of Directors of FFMC immediately prior to the transaction at issue constitute at least a majority of the Board of Directors (or its equivalent) of the receiving or resulting corporation. Termination for "Just Cause" shall include termination because of the Employee's personal dishonesty, breach of fiduciary duty, personal profit at the Employer's time or expense, material failure to perform his stated duties (if, after five days' notice from the Employer, the Employee shall have failed to conform his activities to the expectations of Employer with respect to such duties), willful violation of any law, rule or regulation (other than misdemeanor, non-alcohol traffic violations or similar offenses) or final cease-and-desist order regardless of whether formal criminal proceedings have been initiated, habitual abuse of drugs or alcohol, suspension from employment under Section 6 hereof, or material breach of any provision of this Agreement.

3.Anti-solicitation.

(a)Beginning upon the initial date of employment (the "Effective Date") and for a period of three (3) years after the date of termination of employment for any reason (the "Termination Date"), Employee will not, directly or indirectly, for himself or for another, in any manner whatsoever, procure, solicit, accept or aid another in the procurement, solicitation or acceptance of financial services business (including without limitation solicitation of banking products and services), and other related products marketed by Employer and its affiliates, or make inquiries about any of those products from any person, firm, corporation or association which was at the time of termination of Employee's employment with Employer, either doing business with Employer or any of its affiliates, or being actively solicited by Employer or any of its affiliates during the twelve (12) months prior to such termination and Employee (i) directly serviced such account or customer or (ii) knew that Employer serviced such account or customer. For purposes of this Section 3(a), "affiliate" shall mean any entity which controls, is controlled by, or is under common control with Employer or any entity through which Employer provides financial service products whether by contract, joint venture or other arrangement.

(b)Beginning on the Effective Date and for a period of three (3) years after the Termination Date, Employee will not induce, attempt to induce, solicit, encourage, contact or discuss employment with any other employee of Employer or any of its affiliates to terminate their employment with Employer. Employee also agrees not to disclose the identity of any other employee of Employer to any other Competing Business (as defined below) for purposes of recruiting or hiring away such employee. Employee agrees not to hire any prospective employee for a Competing Business if Employee knows that such prospect currently works or has worked within the last twelve (12) months for Employer or its affiliates.

(c)Employee shall not, during the anti-solicitation periods described in sections (a) and (b) above, use or disclose to any other person the names of Employer's or any of its affiliate's customers, clients and the nature of their business with Employer and its affiliates.

(d)Employee specifically agrees (i) that the above restrictions as to time and manner of anti-solicitation and non-disclosure are reasonable; and (ii) that the Employer or any of its affiliates may obtain specific performance and injunctive relief against any proposed or actual violation by Employee of these covenants and that such equitable remedies for the Employer are in addition to any remedies under law, including the right to obtain compensatory and punitive damages; and (iii) that the Employee waives any claim or defense that an adequate remedy for Employer or any of its affiliates exists under law and will not make any such argument in any actions or proceeding that may be brought by Employer or any affiliate for specific performance or injunctive relief.

4.Loyalty; Noncompetition.

(a)Employee hereby covenants and agrees with the Employer that beginning with the Effective Date and for a period of two (2) years after the Termination Date (the "Noncompetition Period"), Employee will not directly or indirectly, in any capacity whatsoever, for himself or for any other person, firm, corporation, association or other entity, as a partner, stockholder or otherwise, (i) operate, develop or own any interest (other than the ownership of less than five percent (5%) of the equity securities of a publicly-traded company) in, or be employed by or consult with, any business which has or engages in activities in any county in the State of Tennessee in which Employer has an office during the Employee's employment (hereinafter, the "Territory") constituting or relating to the establishment, ownership, management or operation of a bank or financial services company or other related business (a "Competing Business"); (ii) compete with the Employer or its affiliates in the operation or development of any Competing Business; (iii) engage in any business as or act as a financial services professional (including without limitation the profession of commercial banker), or provide consultation or other such services concerning financial services, either on his own behalf or on behalf of any other person, firm or corporation in the Territory; (iv) call upon, communicate with in an attempt to procure or otherwise attempt to procure, service or maintain, any financial services account with any known customer of Employer or its affiliates; or (v) disclose at any time whether during either Noncompetition Period or during the period Employee is employed hereunder any confidential or secret information concerning (A) the business, affairs or operations of the Employer and its affiliates, or (B) any marketing, sales, advertising or other concepts or plans of Employer and its affiliates.

(b)Employee hereby acknowledges that in the event he violates, threatens to violate, or attempts to violate Section 4(a) hereof, money damages shall be an inadequate remedy, and Employee agrees that Employer shall be entitled to obtain, in addition to any other remedy provided by law or equity, an injunction against his actual, threatened or attempted violation of this obligation to Employer.

5.Enforceability. If a judicial determination is made that any of the provisions of Sections 3 or 4 constitutes an unreasonable or otherwise unenforceable restriction against Employee, the provisions of Sections 3 and 4 shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, the parties hereto hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the territory or prohibited business activity from the coverage of Sections 3 and 4 and to apply the provisions of Sections 3 and 4 to the remaining portion of the territory or the remaining business activities not so severed by such judicial authority. The time period during which the prohibitions set forth in Sections 3 and 4 shall apply shall be tolled and suspended as to Employee for a period of time equal to the aggregate quantity of time during which Employee violates such prohibitions in any respect.

6.Suspension of Employment. If the Employee is suspended and/or prohibited from participating in the conduct of the Employer's affairs by a notice served under Section 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. §§1818(e)(3) and (g)(1)), or other law or regulation, the Employer's obligations under the Agreement (but not Employee's) shall be terminated as of the date of service, unless stayed by appropriate proceedings.

7.Applicable Law. This Agreement shall be governed by all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Tennessee, applicable to contracts made and to be performed wholly within such state.

8.Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

9.Entire Agreement. This Agreement together with any exhibits, understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto.

10.Assignment. This Agreement may be assigned by Employer and shall inure to the benefit of and be enforceable by any assignee or successor thereof. This Agreement may not be assigned by Employee.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and first hereinabove written.

FIRST FARMERS AND MERCHANTS NATIONAL BANK, COLUMBIA, TENNESSEE

ATTEST:	By: 1st Farmers & Merchants National Bank
Name: \s\ Waymon L. Hickman
\s\ T. Randy Stevens	Title: Chairman and CEO
EMPLOYEE
ATTEST:
\s\ Martha M. McKennon	By: \s\ Leslie R. (Berry) Brooks, III
Name (print): Berry Brooks